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                                                                     EXHIBIT 5.1



                                  May 1, 1998


Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, CA  95054

            RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 1, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 270,042 shares of your Common Stock to be issued under the Trusted Information Systems, Inc. Amended and Restated 1996 Stock Option Plan, the Trusted Information Systems, Inc. Amended and Restated 1996 Directors' Stock Option Plan and the Trusted Information Systems, Inc. 1997 Employee Stock Purchase Plan (the "Plans") (collectively the "Shares"). As legal counsel for Networks Associates, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

            It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                                Very truly yours,



                                                WILSON SONSINI GOODRICH & ROSATI
                                                Professional Corporation